Exhibit 99.3

apei AMERICAN PUBLIC EDUCATION, INC.



FACT SHEET: **March 2012** TICKER: **APEI** EXCHANGE: **NASDAQ** IPO DATE/PRICE: **Nov 11, 2007 @ $20**

American Public Education, Inc. is an online provider of higher education focused primarily on serving the military and public service communities. *American Public University System* (APUS), wholly owned by APEI, operates through *American Military University* (AMU) and *American Public University* (APU). APUS' mission is to provide quality higher education with emphasis on educating the nation's military and public service communities by offering respected, relevant, accessible and affordable, student-focused online programs, which prepare them for service and leadership in a diverse, global society. American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

APUS REGISTRATIONS AND STUDENT ENROLLMENT

For the three months ended March 31,	2011	2012	% Change
Net Course Registrations from New Students	17,800	20,500	15%
Net Course Registrations	81,700	101,000	24%

As of March 31,	2011	2012	% Change
Active Student Enrollment	90,600	119,200	32%

APUS REGISTRATIONS BY PRIMARY FUNDING SOURCE

For the three months ended March 31, 2012	% of Total
Federal Student Aid (Title IV)	34%
Department of Defense Tuition Assistance (TA)	40%
Veteran's Benefits (VA)	12%
Cash & Other Sources	14%

50%+ OF APUS UNDERGRADUATE ALUMNI RETURN FOR SECOND DEGREE*

40%+ OF APUS STUDENTS REFERRED BY OTHERS

FINANCIAL METRICS *(in millions, except per share data)*

Three Months Ended	3/31/2012	Y/Y Growth
Revenues	$75.8	29%
Net Income	$ 9.1	15%
Diluted EPS (per diluted share)	$0.50	

Balance Sheet, as of	3/31/2012	12/31/2011
Cash & Equiv.	$125.8	$119.0
Total Assets	$208.8	$198.9
Total Corp. Debt	$ 0	$ 0

Full Year Ended	12/31/2011	Y/Y Growth
Revenues	$260.4	31%
Net Income	$ 40.8	36%
Diluted EPS (per diluted share)	$ 2.23	

UNIVERSITY PROFILE

As of December 31, 2011


20%
21%
59%

Enrollment by degree level

- Associates
- Bachelors
- Masters


42%
58%

Enrollment by status

- Military
- Civilian


4%
10%
21%
12%
14%
20%
19%

Enrollment by school

- 21%-Arts & Humanities
- 20%-Security & Global Studies
- 19%-Public Service & Health
- 14%-Management
- 12%-Business
- 10%-Science & Technology
- 4%-Education

AFFORDABLE TUITION

Undergraduate Tuition: $250/credit hour

Graduate Tuition: $325/credit hour

Avg. Age: 32 years

Avg. Undergraduate Class Size: 15 students

Gender Ratio: 67 male/33 female

Avg. Courses Per Year: 3 Military/4 Civilian

Faculty: 315 Full-Time/1,475 Adjunct

Staff: 800 Full-Time/20 Part-Time

AMU & APU GRADUATES

21,000+
Alumni


6,300
4,800
3,400
2,100
1,700
1,100
900
600
300
100
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11

*Represents returning undergraduate students from 2009 conferrals.

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission, www.sec.gov.

Contact Chris Symanoskie
703-334-3880 or csymanoskie@apus.edu